Exhibit 10.54

To:	David Treinen
From:	West Corporation Compensation Committee
Date:	February 18, 2015

Re:	Exhibit A

This Exhibit A for 2015 is pursuant to your Employment Agreement and should apply as Executive Vice President, Corporate Development and Planning for West Corporation.

1.	Your base salary for 2015 is $430,000.

2.	Effective January 1, 2015, you will be eligible to receive a bonus based upon West Corporation’s publicly reported consolidated Adjusted EBITDA (“Adjusted EBITDA”). Your bonus will be made up of three tranches:

•	“Tranche 1” will be based on achievement of Adjusted EBITDA up to $668,300,000 and will be earned pro-rata for each dollar of 2015 Adjusted EBITDA up to $668,300,000.

•	“Tranche 2” will be based on achievement of Adjusted EBITDA in excess of $668,300,000 and will be earned pro-rata for each dollar of 2015 Adjusted EBITDA greater than $668,300,000 and less than $691,200,000.

•	“Tranche 3” will be based on achievement of Adjusted EBITDA in excess of $691,200,000.

The bonus calculations for Tranches 1, 2 and 3 are as follows:

Bonus / Million of 2015 Adjusted EBITDA
Tranche 1	$281
Tranche 2	$8,188
Tranche 3	$15,890

3.

A maximum of 75% of the estimated pro-rata portion of your Tranche 1 and Tranche 2 bonuses may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2016. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, a “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2015 (in the absence of advances) based on the performance during 2015 (or, in the case of your termination, based on the performance during 2015 and the projection for performance for the balance of 2015 as of your termination date pursuant to your Employment Agreement), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses, salary, severance, consulting fees and / or other amounts payable in subsequent periods, or (ii) be required to be paid back to the Company upon such request.

4.	All objectives are based on West Corporation’s and its affiliates’ consolidated operations. Revenue and Adjusted EBITDA arising from mergers, acquisitions and joint ventures may be included in your bonus calculations on a case by case basis, as determined by the Compensation Committee.

5.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ David Treinen
Employee – David Treinen